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FORM 4

[  ] Check box if no
     longer subject to
     Section 16. Form 4 and
     Form 5 obligations may
     continue. See Instruction 1(b)



                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP




     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and address of Reporting Person

     Asch,                        Michael                             A.
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     (Last)                          (First)                         (MI)

                                 350 Park Avenue
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                                    (Street)

     New York                      NY                            10022
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

                      REXX ENVIRONMENTAL CORPORATION (REX)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)                     ###-##-####
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
        04/99                          |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X  ]  Director                     [     ]  10% Owner

        [  X  ]  Officer                      [     ]  Other (specify below)
                (give title below)

        President and Treasurer
        ----------------------------------    ---------------------------------
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 7. Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by one Reporting Person
    ---
        Form filed by more than one Reporting Person
    ---



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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
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1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Securities Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                 |                           |                         |
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                                 |                           |     Code    |     V     |      Amount    | (A) or  |     Price
                                 |                           |             |           |                | (D)     |
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 Common Stock                    |     04/26/99              |    J(1)     |           |   40,000       |   A     |     (1)
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                                 |                           |    J(3)     |           |   20,000       |   A     |     (3)
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                                 |                           |             |           |                |         |
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

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Month           |    Indirect (I)         |
                                 |    (Instr. 3 & 4)         |    (Instr. 4)           |
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 Common Stock                    |      143,333(2)           |       D(2)              |
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                                 |       20,000              |       I(3)              |
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
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 Stock Options                   |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |       Amount        |
                                 | Exercisable   | Date         |                |                     |
                                 |               |              |                |                     |
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   Stock Options                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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

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
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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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  Stock Options                  |       84,000(4)              |                D                     |
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
Explanation of Responses:

(1) Reflects a gift transfer of 20,000 shares to the Reporting Person, and gift transfers of a total of 20,000 shares to the Reporting Person as custodian for minor children in which he disclaims beneficial ownership.

(2) Includes 26,000 shares held by the Reporting Person as custodian for minor children in which he disclaims beneficial ownership. Also includes 67,333 shares underlying options exercisable within 60 days, and excludes 16,667 additional shares underlying options not exercisable within 60 days.

(3) Reflects a gift transfer of 20,000 shares to the Reporting Person's wife in which he disclaims beneficial ownership.

(4)  Reflects shares underlying the options referred to in note (2), above.




     /s/  Michael A. Asch                                      05/07/99
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         Michael A. Asch                                         Date
  **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.